Exhibit 99.2

Scott Griffin

Welcome! Beginning this quarter and consistent with Greif’s ongoing commitment to enhance transparency, we are pleased to provide a copy of conference call slides and management remarks in combination with the 2015 second quarter earnings release.

You are encouraged to submit questions today to investors@greif.com for the June 10th second quarter earnings call beginning at 10 am ET. Management will discuss the 2015 second quarter results and transformation plans.

I am now on slide 3. The information provided contains forward looking statements and uses certain non-GAAP financial measures. Please review the information provided on this slide.

I am now on slide 4. Today’s agenda includes:

•	Management’s review of our 2015 second quarter financial results,

•	Presentation of our transformation plans, and

•	David Fischer’s closing remarks.

Presenting management’s remarks today are David Fischer, President and CEO; Pete Watson, Chief Operating Officer; and Larry Hilsheimer, Executive Vice President and CFO.

We issued our 2015 second quarter earnings release before the market opened on Tuesday, June 9th. It is posted on our website, www.greif.com in the Investors section under earnings releases and conference calls.

I will now turn the presentation over to David Fischer.

David Fischer – President and CEO

Thank you, Scott.

I am on slide 5. Overall, second quarter 2015 results were in line with our expectations. Early transformation benefits are offsetting volatile market conditions.

On a consolidated basis, second-quarter net sales were $916 million versus $1.066 billion a year ago. Foreign currencies remained a headwind for the quarter with a consolidated negative impact of $98 million, which represents a majority of the year-over-year shortfall. The impact of divestitures on net sales in the second quarter 2015 was $21 million. Volumes were flat versus a year ago with increases in Europe offset by decreases in North America and Latin America.

Second quarter gross margin, as a percent of sales, improved across most businesses including North America.

However, during our second quarter North American based businesses were impacted by increased competition and weaker volumes. In our paper business, we faced increased pressure from new entrants searching for volume for recycled medium products and relatively softer volumes overall than were anticipated. More details on this will follow later in the presentation.

The negative impact of increased competition in our paper business was somewhat mitigated by our level of internal integration. While we expect the operating environment to remain challenging for at least the next couple of quarters, we are encouraged by the incremental capacity and cost benefits to be realized by the recent investments including the modernization of our Riverville, Virginia Mill and the new sheet feeder capacity added in North Carolina. These investments have been completed and now move to the start-up phase.

In our North American rigid industrial segment, market conditions were the primary cause for the performance shortfall. Recently, forecasted weak demand required us to issue our pre-release on the second half of 2015 earnings outlook despite the relatively good second-quarter consolidated results and signs of strengthening economic activity in areas outside of North America. We will be prepared to discuss these conditions in more depth during our live Q and A.

Let us switch now and talk a little bit about our Flexibles Business.

Over the past several months, and in conjunction with our joint venture partner, Al Dabbagh, we have reviewed all strategic options for the Flexibles business. As many of you already know this business has struggled to perform over the past couple years. Our review was fact-based, objective and aided by a well-respected third-party consulting firm. Our conclusion is that the best path forward for our shareholders is to re-foot this business and return it to profitability over the next 8 to 10 quarters with a four year plan to reach double digit EBITDA margins. Considering all aspects of where the business stands today, we believe this is the best and highest value creating option for shareholders despite the challenging past twelve months in Turkey which has delayed our progress. Most recently we have been encouraged by the FPS team’s progress. We will discuss FPS and their plan to move forward in detail during our presentation on the transformation.

I am now on slide 6.

Before discussing specific elements of our transformation I want to publicly welcome 3 new leaders to our executive team. DeeAnne Marlow recently joined us as our Senior Vice President of Human Resources from Cummins Engine Inc. She has more than 25 years of global experience, principally with fortune 500 manufacturing companies. DeeAnne is working closely with Karen Lane, who is retiring from this position. DeeAnne will be reporting to me directly.

There have also been two key additions of Division Presidents to our Rigid Industrial Packaging business. Michael Cronin has joined us to lead our EMEA Rigid Industrial Packaging operations due to the upcoming retirement of Ivan Signorelli at the end of October. I want to publicly thank Ivan for his service, his wisdom and his contributions to the company which have been tremendous and he will be sorely missed. Additionally, Ole Rosgaard will be joining us later this summer and will be assuming responsibly for our Rigid Industrial Packaging operations in North America. Ole has extensive business leadership experience in the packaging sector in both Europe and the United States. These three additions bring considerable years of experience and further strengthen our executive management team as we precede with our transformation plans.

Turning to our transformation activities, during the quarter we completed the detailed performance improvement plan for each asset within the company’s portfolio and accelerated the implementation of steps required to improve our financial performance. Actions were taken to significantly reduce our structural costs, improve capacity utilization rates and operational efficiencies via the Greif Business System. Year to date, we have implemented SG&A headcount reductions of 7% or nearly half of our year end 2016 commitment.

Furthermore, during the second quarter we consolidated six production facilities and divested two non-strategic businesses. The net impact of these actions including manufacturing labor is a reduction of nearly 500 people. You should expect us to continue to be active on these initiatives during the second half of the year and accelerate realized savings from these activities.

We will be providing additional details of our activities during the transformation presentation.

I now will turn the call over to Pete Watson our Chief Operating Officer.

Pete Watson – Chief Operating Officer

Thank you, David. I am on slide 7.

In Rigid Industrial Packaging, sales were down 15% year over last year. The primary factor was unfavorable foreign currency exchange impact, and to a lesser extent, divestitures that occurred in 2014.

While our volumes across this global business increased 1.3%, we continue to see significant deflation in our key raw material input cost – steel and resin which is affecting selling prices.

The reduction in operating profit before special items is a result of declining performance in North America and significant negative impact in foreign currency exchange.

North America operating profits before special items are down versus prior year. Our performance is a result of sub-par execution, lower volumes in all substrates and a fire in our Florence, Kentucky steel drum plant. Other factors include decrease in net sales as a result of deflationary raw material cost and some softness in the North American economy.

Latin America continues to show profit improvement year over year despite significant impact of foreign currency exchange. During the quarter, we divested a plastic drum and IBC business in Brazil.

I am now on slide 8.

The Europe, Middle East and Africa region continues to perform well. This business showed excellent volume improvement in all substrates vs. the prior year. Net sales decreased due to the negative impact of foreign currency and the deflation of raw material input costs. Significant transformation efforts are underway that are creating value for the business.

In the Asia Pacific region, operating profit before special items was flat in spite of the negative impact of foreign currency, flat volumes and competitive market pressures. We divested our Taiwan steel drum business during the quarter.

I am now on slide 9. In our Paper Packaging business, operating profit before special items increased 5.7% vs. prior year. Net sales were down due to lower containerboard prices and slightly lower volume in our corrugated sheet feeder business. Increased market capacity has put some recent pressure on volume and pricing.

We are on schedule regarding two of our growth projects in this business. This includes the modernization of our Riverville Mill project and the installation of our second corrugator in North Carolina. Both projects expect to drive incremental benefits later this year.

I am now on slide 10. In our Flexible Products and Services business, sales declined year over year due to the negative impact of foreign currency exchange and the sale of our multiwall packaging business in 2014.

Operating profit before special items improved versus the prior year and multiple actions are underway to improve the performance of this business.

Strategic plans have been developed and transformation actions are underway which are expected to create benefits beginning later this year.

I am now on slide 11. Land Management had higher sales and improved operating profit versus the prior year, primarily based on higher timber sales for the quarter.

That concludes my remarks. I will now turn it over to Larry Hilsheimer, our Chief Financial Officer.

Larry Hilsheimer – Chief Financial Officer

Thank you, Pete. I am now on slide 12 – Second quarter 2015 Financial Performance.

As David indicated, our consolidated second quarter results were in line with our expectations. Positive trends internationally have emerged more rapidly than we anticipated, though the bottom line impact continues to be dampened by the continuing strength of the U.S. dollar.

The combined performance of our North American businesses was below our expectations. As Pete mentioned, the rapid decline in steel costs in the U.S. caused a decline in price and profitability over what we had forecast. This was attributable to our contractual price adjustments with steel drums against inventories of higher cost steel.

The timing of our contractual price adjustments in plastics in our North American business provided some relief and margin gain as inventories were utilized in advance of price decreases.

However, lower fiber drum demand in the chemical industry and lower demand in plastics and IBCs due to the decrease in oil and gas drilling activity, along with lingering impacts of the west coast port strike, negatively impacted our North American Rigid Industrial Packaging business.

In Paper Packaging, beyond the 2.8% decline in net sales related to our 2014 divestitures, net sales decreased due to lower containerboard prices and lower volumes as we worked to maintain gross margins.

Our operating profit was slightly above a year ago due to solid cost management.

Please move to slide 13.

Our free cash flow results were lower primarily as a result of decreased earnings year-over-year, and the impact of currency translation on cash flow. However, net debt remains $150M lower than a year ago.

Please turn to slide 14.

As I previously mentioned, shifts in foreign currency continue to impact our results negatively. This slide depicts the impact on net sales of negative currency translation based on multiple currencies key to us.

Please turn to slide 15.

There are several key factors impacting our view concerning the remainder of this year, particularly for our North American businesses. The significant drop in global oil prices is impacting a number of our product segments and industries which we serve in the United States. In addition, U.S. industrial production has fallen for five straight months and railcar shipments are down for the first 19 weeks of 2015 versus the prior year, this is normally an indicator of lower demand for Greif products.

In our North American Paper Packaging business, the increased market capacity from the new entrants in the mid-weight recycled medium product will continue to provide pressure on volume and pricing in our product mix. Positive trends in Europe point to a somewhat more stable overall economy which is encouraging, and we anticipate continuing to be beneficiaries of their current monetary policies. Although China’s economy has slowed from its high growth pace of the prior decade, it continues to grow and we are encouraged by our increasing success there.

I will now address the revision of our full-year earnings guidance. First, let me do some context setting. When we came into fiscal 2015, we budgeted substantial improvement in our North American operations based on expectations of a positive economic environment in the industrial sector within the United States. That has not materialized as reflected in our U.S. industrial production data, which has declined in recent months.

Within Paper Packaging, we expected favorable conditions related to a strong U.S. economy to offset the impact of the extended downtime we took to complete the modernization of our Riverville Mill. However, market conditions have been a headwind this year.

I am now on slide 16.

Originally, at the start of the year, we budgeted the second half of the year for the North American Rigid Industrial Packaging business to have a significant improvement over the prior year. This was based on addressing loss-making operations and also taking advantage of an upturn expected in the U.S. industrial economy, which we had forecast to be more than sufficient to offset the negative impact of negative foreign currency translation.

At the time of our first quarter earnings call, there had been further deterioration in key currencies relative to the strengthening U.S. dollar from the time we provided our earnings guidance. However, at that time, we felt that our cost cutting efforts would be sufficient to offset the impact of the deterioration to that point and, though cautious, we were continuing to expect the benefits of an improving US industrial economy for the remainder of the year.

Since that point, currency has deteriorated further, though it has become more stable as of late, and the US industrial economic uplift we expected has not occurred and has, in fact, weakened. These headwinds are outstripping our cost cutting efforts and the positive international trends.

As a result of these trends and the impact they have on our US Rigid and Paper and Packaging businesses, we have determined that the significant reduction in our earnings outlook for the remainder of this fiscal year that was communicated in May is appropriate.

As communicated in May, our new adjusted EPS guidance for the year is $1.65 to $1.75. While we are disappointed to reduce our guidance, we are confident our transformation actions will significantly improve our business going forward.

Thank you.

Let me know turn this back to Scott Griffin.

Scott Griffin

Thank you, Larry.

At this point we have concluded our remarks regarding the second quarter results and we will now discuss our transformation plans.

I will now turn the presentation back to David Fischer.

David Fischer – President and CEO

Thank you, Scott.

I am now on slide 17 – Transformation

We are excited to share with you our path of transformation, highlight our progress to date, and clearly articulate our near-term next steps.

What you should expect from us today is an open and transparent discussion about our commitment to transform the company and reward our shareholders.

Let me start by highlighting three specific developments since our January investor day held in New York City.

First, we have completed our asset-by-asset improvement plans and have aggregated those by our 4 key businesses: Rigid Industrial Packaging, Flexible Packaging, our paper business, and lastly our land holdings.

Second, we have mobilized sixty five of Greif’s top leaders and aligned the necessary Greif business specialists to execute against our plan.

Third, we have made significant progress on our portfolio optimization plans and our efforts to reduce our structural costs.

Turning to slide 18 – The Safe Choice, I would like to reinforce that our brand promise is to be THE SAFE CHOICE – the best at protecting customers’ products. This is reinforced by the elements of this triangle built around delivering long-term profitable growth. We have worked very hard to clearly communicate to the Greif enterprise that we must be intensely and doggedly focused on these three key priorities.

•	One: We will pursue growth with our customers by being the best at delivering value that meets or exceeds our customers’ needs.

•	Two: We will drive world-class efficiencies at all of our operations and lower our structural and operational costs.

•	Third: We will work as one team across all geographies, all businesses and functions to become more efficient, and everything we do will be carried out in a manner consistent with our responsibility for the safety of all employees and adhering to The Greif Way. The bottom line is simple: We are intensely focused on rewarding our shareholders.

I am now on slide 19 – The financial metrics.

You will see this is the same table we presented back in January that outlines our aspirational targets for the company by year-end 2017. The collective impact of the individual segment improvements is significant, but more importantly, the transformation provides us with a path to a very bright future.

The Operating Profit lift is $110 Million by the end of 2017 over our 2014 baseline levels. I am very pleased today to tell you that our current plans meet or exceed this performance, and major progress has already been made against these goals.

I am now on slide 20 – Portfolio Optimization Analysis.

We first shared this slide with you during the 2015 Investor Day. As discussed, our global businesses were disaggregated into discrete value cells. Each value cell was run through a rigorous review and allocated into one of the four segments based upon business factors such as market attractiveness, strategic fit and potential for long term value creation.

The Four segments are:

•	Transform or Fix

•	Invest to Grow

•	Potentially Divest

•	And Protect the Core

This analysis yielded significant insights into our ability to meet customer needs and generate a compelling return for our shareholders. Most importantly it forced us to have a candid debate about where we are effective at creating shareholder value and where we are not business by business.

Based on this analysis we went to work and developed a balanced plan to better reward shareholders through a combination of growth, fixing what isn’t working and divesting certain assets where we are not able to compete or generate an adequate return.

I now will turn the call over to Larry Hilsheimer our CFO.

Larry Hilsheimer – Chief Financial Officer

Thank you, David.

Please turn to slide 21

So let us transition from the process and tools we utilized to develop the bases of our transformation efforts, to discussing and reporting on it in the manner in which we report publicly.

This transition slide merely depicts the adjustments from the portfolio analysis to our fiscal year 2014 results for Net Sales and Operating Profit before Special Items. We will no longer refer to our portfolio analysis going forward.

Please turn to slide 22.

This slide demonstrates the range of financial results that we are committed to delivering by the end of 2017, on a run-rate basis. This is the current forecast of the results of planned actions. Of course, we will seek to do even better.

Our 2014 actual results serve as the basis for the creation of our financial baseline. We have adjusted our 2014 actual results for the estimated impact of currency changes from 2014 rates utilizing our blended 2015 currency rate impact, assuming currencies remain stable at April 2015 rates. Then, we further adjusted the 2014 actual results for all anticipated divestitures to arrive at the second column figures, titled baseline.

The column on the right – 2017P – represents the range of results we commit to achieving through execution of the transformation plan. These meet the financial metrics initially shared with you in our January Investor Day presentation, which are reflected on slide 19.

Realizing these financial results, along with the achievement of our working capital management objectives will produce significant improvement in our Free Cash Flow. As an aside, EBITDA on a consolidated basis is expected to be in the range of $510M – $530M. We remain committed to delivering on these commitments despite the additional North American pressures reflected in our 2015 results.

Should be noted that if raw materials prices rise significantly, we could see our SG&A ratio drop significantly due to increasing Net Sales, as we have reported in the past with significantly higher steel costs. With volume-based growth in excess of our current assumptions, which assumptions are based on a modest volume demand increase in most businesses outside of Paper Packaging, we will be able to leverage our SG&A infrastructure to drive enhanced Operating Profit Margins.

Please turn to slide 23 – So, is this a start date? No!

We have been actively executing on elements of this plan throughout the year. We have previously discussed growth initiatives with you, including the Riverville Mill modernization and capacity expansion project. All upgrades are nearing completion on time and on budget.

This investment will add approximately 55 thousand tons of container board production annually. The Riverville Mill modernization will also lower our variable processing costs and enhance effective capacity. Additionally, we recently doubled our North Carolina corrugated capacity 45 days ahead of plan.

In the Rigid Industrial Packaging business, we remain on track with our Jubail steel drum plant in Saudi Arabia, which is being completed to fulfill a committed 1M drum per year multi-year customer contract. We have also dramatically increased our IBC footprint and capacity four fold.

On the efficiency front, we have already reduced our employee base by 170 SG&A positions. We have closed other facilities which have resulted in additional non-SG&A headcount reductions of 324. In addition, we have entered into a contract to sell our Canadian timber holdings and implemented mandatory T&E reductions with stringent controls.

The continued implementation of our global ERP system will be a true enabler of a better control environment and ultimately cost savings. Currently, over 60% of our worldwide business is now on the LN system, which will be 85-90% by the end of 2017.

Please move to slide 24. As part of our SG&A savings focus, we are implementing an approach to eliminate complexity, enhance controls and eliminate redundancy. We have identified at least 350 positions to be eliminated and, as previously mentioned, 170 of them have already exited the company.

Please now move to slide 25 and let me transition the presentation to our COO, Pete Watson following this slide. This slide depicts the breakdown of our business into our 4 segments, tying back to our 2014 results and bridging over to our baseline, which I described previously, which is delineated on the right hand of the slide.

Pete Watson – Chief Operating Officer

Thank you, Larry

I will now review the 2017 Transformation Goals for each of the 4 portfolio businesses including key highlights for each plan.

All of the financial comments reference improvement versus the baseline

I am now on slide 26 – Rigid Industrial Packaging.

Our 3 year plan commits us to increase operating profit by $58 million. We will achieve revenue growth of $146 million. Our plan is to reduce our SG&A costs by $22 million which is nearly half of our company’s commitment toward SG&A savings.

Key elements of this plan include the following:

One; Growth through targeted customers. A few examples of our plans include:

•	Our new steel drum plant in the Kingdom of Saudi Arabia with Sadara is expected to begin operations at calendar year end. This project currently holds a contract for 1 million drums annually.

•	We will continue to expand our IBC business concentrating on the regions of EMEA, North America and APAC building upon the footprint we have established during the past few years.

Secondly; lower structural and operational costs. We will consolidate our operational footprint in select markets around the world. Examples of actions underway include the reduction of our North American steel drum capacity by 30%, which will be concluded by the end of 2015. We have also consolidated manufacturing sites in Germany, China and Latin America to-date. We will continue to address similar opportunities throughout our 3-year plan.

Third; we will fix, close or divest underperforming business units. We have divested or closed 8 operations in our Rigid Industrial Packaging business in 2015 year to date.

Fourth; benefits from SG&A initiatives will occur through structural organization changes and back office efficiency enabled through the implementation of our ERP strategy.

Please turn to slide 27.

Paper Packaging – Creating value through differentiation.

Our financial commitment includes Operating Profit growth of $26 million with EBITDA expansion of $35 million. This includes revenue growth of more than 29%. Key highlights of the plan include:

•	One; increasing our internal integration to over 90% thru the expansion of our unique sheet feeding model in target markets.

•	Secondly; growing our specialty product portfolio from the current level of 10% of revenue to 18% by 2017.

•	Third; innovation through product performance to create greater customer value. This includes enhancing our medium performance characteristics, corrugating light weight liner combinations to meet customer performance standards and the innovation of unique coating applications to paper substrates.

Please turn to slide 28 – Flexible Products and Services

We extensively evaluated all potential options for our FPS business. They included Sell Now, Fix and Sell, or Retain and Improve. Upon completing our evaluation and a thorough strategic review update, we have determined our best course of action is to retain and improve through a course of action Fix / Stabilize / and Selectively Grow this business.

From a market back perspective, we expect FIBC product growth rates to be 4%-5% annually. This growth rate is higher than expected in our Rigid Industrial packaging business. While the market is highly fragmented, Greif is the only company with a global presence which our current customers consider to be of significant value.

We also see high growth opportunities in niche, specialty markets such as food, pharma and high hygiene products, which all have higher margin potential. From a Greif perspective, FIBCs complement our Rigid Industrial Packaging portfolio to strategic global customers. Our global key accounts in the Rigid Industrial Packaging business represent 40% of our FPS revenue. With FIBCs, we are able to provide a full line of packaging products and services to these important customers.

Please turn to slide 29.

I will continue to review the highlights of the Flexible Products and Services transformation plan. Our financial commitment is to achieve a $30 million improvement in operating profit. This includes achieving gross profit margins of 19% and $10 million of SG&A savings. The plan for 2017 commits us to achieving an EBITDA of 6.5% and over 10% by 2020.

Key highlights of this plan include: One, balancing the capacity output of our manufacturing footprint more evenly across all 3 global regions North America, EMEA and APAC.

Secondly, we will grow 15% over a three-year period with emphasis on niche / high end market segments in North America and Europe.

Third, we will achieve the targeted operating margin gains through the following actions:

•	Pricing initiatives aimed at rationalizing lower margin commodity products.

•	Reducing our cost structure through SG&A savings and,

•	Fix, close or divesting underperforming operations. We have currently closed / divested 2 operations to-date in 2015.

Please turn to slide 30 Land Management – These legacy assets providing strategic financial security and flexibility.

The key highlights of this plan include:

•	One, maintaining a sustainable, timber-harvest cycle

•	Two, diversifying our revenue streams through consulting activities and special use properties

•	Three, developing surface and deep mineral opportunities and we have recently signed an agreement to exit our Canadian land holdings later this year, subject to typical contingencies.

I will now turn this presentation over to our CEO, David Fischer.

David Fischer – President and CEO

Thank you, Pete.

Please turn to slide 31 – Financial Metrics.

As a reference point, I would like to once again revisit the aspirational goals we shared with you back in January. The agenda that Pete, Larry, and I have just shared with you today is one that we are both committed to, and confident will meet or exceed these goals. We also have significantly strengthened the top management of the company and the extended transformation team across the entire portfolio.

Turning to slide 32, I would like to summarize some of the critical activities to date and briefly discuss what you should expect from us going forward.

This slide reinforces both what we have already accomplished, as well as certain initiatives that we have already begun to implement.

As described throughout the presentation, we have begun the implementation phase of our enterprise-wide agenda to transform the company.

We have significantly increased the depth of top talent and have focused a high-powered team on the necessary plans to improve our performance and better reward our shareholders, and this is how we are going to prioritize all activities going forward.

We have already achieved a 7% reduction of total SG&A headcount which is nearly half of our year-end 2017 commitment.

We have implemented a 30% reduction in travel and entertainment expenditures across the globe.

Furthermore, we have divested or consolidated a total of eight production facilities and have launched on a definitive plan to improve the profitability of our FPS business and position it for long-term growth.

What you should expect from us during the next earnings call is to report back to you on additional transformation activities such as:

•	The acceleration of further cost reduction initiatives;

•	Actions on underperforming assets which will free up capital for other strategic opportunities with better returns; and

•	Finally, to communicate our progress in a simple and transparent manner.

Thank you for listening today, and on Wednesday, June 10th, Pete, Larry, and I will be happy to take your questions at 10:00 am Eastern Time during a live Q&A session. You are welcome and encouraged to submit questions to investors@greif.com.

Thank you very much.